Exhibit 11

                  Metris Companies Inc. and Subsidiaries
                     Computation of Earnings Per Share
              (in thousands, except share and per share data)
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                               Three Months Ended       Nine Months Ended
                                   September 30,            September 30,
                                 1998        1997         1998         1997
 Basic:
 Net income available to
   common stockholders       $   16,996  $   10,537   $   40,620   $   27,994

Weighted average number of
  common shares outstanding      19,231      19,225       19,227       19,225

Net income per share        $       .88  $      .55  $      2.11   $     1.46

Diluted:
Net income available to
  common stockholders       $    16,996  $    10,537 $    40,620   $   27,994

Weighted average number of
  common shares outstanding      19,231       19,225      19,227       19,225

Net effect of assumed exercise
  of stock options based on
  treasury stock method using
  average market price              832        1,074         746          999
                                 20,063       20,299      19,973       20,224

Net income per share        $       .85  $       .52 $      2.03   $     1.38
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